PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is entered into as of January 14, 2013, (the “Closing Date”) by and among NT Mining Corporation, a Nevada corporation, (the “Buyer”) and Naiel P. Kanno, a businessman residing in Richmond, BC, Canada, (the “Seller”).

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer all of Seller's ownership in iPTerra Technologies, Inc, a Nevada corporation, (the “Business”) in accordance with the terms of this Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE

1.1 Purchase and Sale of Business. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer hereby agrees to purchase from Seller (collectively, the “Acquisition”), all of Seller’s right, ownership, title and interest in the Business free and clear of all mortgages, liens, security interests, encumbrances, restrictions, and claims of any kind or nature whatsoever (collectively, “Encumbrances”).

1.2 The Closing. Upon the satisfaction or written waiver of all conditions set forth in Article 5 of this Agreement, the closing (the “Closing”) of the Acquisition shall take place at the offices of the Seller.

1.3 Delivery and Transfer at Closing; Further Assurances. At the Closing, Seller shall transfer and assign to Buyer all of its right, ownership, title and interest in and to the Business pursuant to a Bill of Sale in form substantially the same as Exhibit A attached hereto. From time to time after the Closing, Seller will execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by Buyer in order to vest in Buyer all right, title and interest of Seller in and to the Acquisition and otherwise in order to carry out the purpose and intent of this Agreement.

1.4 Purchase Price. In consideration for the sale of the Business, Buyer shall pay Seller Five Thousand and Five Hundred Dollars in United States Dollars (US$5,500.00) (the “Purchase Price”). The Purchase Price will be paid to the Seller by the Buyer, interest free, within a 12-month period from the Closing Date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Buyer as follows:

2.1 Organization and Standing. The Business is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business.

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2.2 Authority, Approval and Enforceability

(a) Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and all corporate action on its part necessary for such execution, delivery and performance has been duly taken.

(b) The execution and delivery by Seller of this Agreement does not, and the performance and consummation of the transactions contemplated by this Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of (i) its Articles of Incorporation or Bylaws, (ii) any statute, rule, regulation, or any judicial, governmental, regulatory or administrative decree, order or judgment, or (iii) any Material Agreement (as defined in Schedule 2.7).

(c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of Seller for the consummation by it of the transactions contemplated by this Agreement.

(d) Upon due execution and delivery by Seller, this Agreement will be its legal, valid and binding obligation, enforceable against it in accordance with its terms.

2.3 Assets. To the best of Seller’s knowledge, Seller owns the Business, free and clear of all Encumbrances, and upon consummation of the transactions contemplated hereby, Buyer shall receive good and marketable title to the Business free and clear of all Encumbrances.

2.4 Licenses and Permits; Laws.

(a) To the best of Seller’s knowledge, Seller has, and at all times has held, all permits, licenses, orders, authorizations, registrations, qualifications, approvals and other analogous instruments (collectively, “Permits”) (and each is in full force and effect) as required by applicable law for the purpose of conducting the Business. There are no proceedings, pending or threatened, to revoke or terminate any such presently existing Permits, and Seller knows of no reason why any such Permit would not be renewed in the ordinary course.

(b) Except as set forth in Schedule 2.4(b), to the best of Seller’s knowledge, Seller has complied in all material respects with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity applicable to the Business. Except as set forth on Schedule 2.4(b), Seller has not received any governmental notice of any violation by Seller of any such laws, rules, regulation or orders.

2.5 Material Agreements and Relationships.

(a) Except as set forth on Schedule 2.5 (the “Material Agreements”), Seller is not a party to or subject to any material oral or written agreement with respect to the Business.

(b) To the best of Seller’s knowledge, no party to any Material Agreement has committed a breach thereof or a default thereunder or intends to cancel or withdraw such Material Agreement.

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(c) Seller has performed all material obligations required to be performed by it on or prior to the date hereof under each Material Agreement and Seller is current with respect to all payments required to be made by Seller under each Material Agreement.

2.6 Absence of Litigation. Except as set forth on Schedule 2.6, Seller is not a party to any litigation, claim, arbitration, investigation or other proceeding, nor, to the best of its knowledge, is there any such litigation, claim, arbitration, investigation or other proceeding threatened against Seller. Seller is not bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person that relates to the Business.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1 Authority, Approval and Enforceability.

(a) Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, and all necessary corporate action for such execution, delivery and performance has been duly taken.

(b) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of Buyer for the consummation by it of the transactions contemplated by this Agreement.

(c) Upon due execution and delivery by Buyer, this Agreement will be its legal, valid and binding obligation, enforceable against it in accordance with its terms.

ARTICLE 4

COVENANTS

4.1 Maintenance of Business. Until the Closing Date, Seller shall operate the Business in the ordinary course and in substantially the same manner as it has prior to the date of this Agreement. Seller agrees not to enter into any material agreements with respect to the Business or take any other significant actions with respect to the Business without the prior written consent of Buyer.

4.2 Other Discussions. Until the Closing Date, neither Seller nor any of its officers, directors, agents or representatives will initiate discussions, solicit or negotiate (including providing any non-public information concerning the Business), or authorize any person or entity to discuss, solicit or negotiate on its or their behalf, with any other party concerning the possible sale or disposition of Seller’s Business, assets or capital stock. Seller will immediately notify Buyer, if any offer is received from a potential purchaser.

4.3 Efforts. Seller will use commercially reasonable efforts to cause all conditions to the Closing to be satisfied as soon as practicable. Seller shall use its commercially reasonable efforts to obtain any consent necessary in connection with the consummation of the transactions contemplated by this Agreement.

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ARTICLE 5

CONDITIONS TO ACQUISITION

5.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby are subject to satisfaction (or written waiver) of the following conditions:

(a) Seller shall have delivered to Buyer copies of Seller's Articles of Incorporation, bylaws, and the resolutions of Seller's Board of Directors and Shareholders duly approving this Agreement,

(b) Seller shall have delivered to Buyer a good standing certificate as to Seller's good standing in the State of Nevada, and

(c) Seller shall have delivered to Buyer consents to the transaction contemplated by this Agreement from its shareholders, and

(d) Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having jurisdiction.

ARTICLE 6

INDEMNITY

6.1 Survival of Representations and Warranties. All representations and warranties of Buyer and Seller in this Agreement shall survive the execution, delivery, and performance of this Agreement until one year from the Closing Date (the “Termination Date”).

6.2 Indemnification of Buyer.

(a) Seller agrees to indemnify, defend and hold harmless Buyer against and in respect of, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorney’s fees and expenses that the Buyer shall incur or suffer, and which arise from or are attributable to by reason of or in connection with (i) any breach or inaccuracy of any of Seller’s representations, warranties or covenants contained in this Agreement or (ii) any Liability.

(b) The indemnity obligations of Seller pursuant to this Section 6.2 shall survive the Closing, and shall terminate on the Termination Date (except to the extent that claims have been submitted in writing or notice of the claim has been provided in writing prior to the Termination Date). In any case in which claims have been asserted or are pending prior to the Termination Date, the parties agree that the indemnity obligations of Seller with respect to such matters shall continue in full force and effect until such matters have been settled by agreement of the parties or by other final non-appealable resolution of such matters. No disclosure by Seller other than as set forth in this Agreement or the Schedules hereto nor any investigation made by or on behalf of Buyer with respect to Seller shall be deemed to affect Buyer’s reliance on the representations or warranties made by Seller contained in this Agreement and shall not constitute a waiver of Buyer’s rights to indemnity as herein provided.

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6.3 Indemnification of Seller.

(a) Buyer agrees to indemnify, defend and hold harmless Seller from and against, and shall reimburse Seller against and in respect of, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys’ fees and expenses Seller shall incur or suffer, and which arise from or are attributable to by reason of or in connection with any breach or inaccuracy of any of Buyer’s representations or warranties contained in this Agreement.

(b) The indemnity obligations of Buyer pursuant to this Section 6.3 shall terminate on the Termination Date (except to the extent that claims against Buyer have been submitted in writing or notice of the claim has been provided in writing prior to the Termination Date). In any case in which claims have been asserted or are pending prior to the Termination Date, all parties agree that the indemnity obligations of Buyer with respect to such matters shall continue in full force and effect until such matters have been settled by agreement of the parties or by other final non-appealable resolution of such matters. No disclosure by Buyer other than as set forth in this Agreement or the schedules hereto nor any investigation made by or on behalf of Seller with respect to Buyer shall be deemed to affect Seller’s reliance on the representations and warranties made by Buyer contained in this Agreement and shall not be a waiver of Seller’s rights to indemnity as herein provided.

6.4 Procedure for Indemnification with Respect to Non-Third Party Claims. If an indemnified party determines to seek indemnification under this Article 6 (excluding claims resulting from the assertion of liability by third parties, which shall be governed by the provisions of Section 6.5), it shall promptly give written notice thereof to the indemnifying party, including in such notice a brief description of the facts upon which such claim is based and the amount thereof. If the indemnifying party, within ten (10) business days after receipt of the notice of claim does not give written notice to the indemnified party announcing its intent to contest such claim, the claim shall be deemed accepted and the amount of claim shall be deemed a valid claim, and the indemnifying party shall, within five (5) business days after expiration of the prior notice period, deliver to the indemnified party the amount of the claim. In the event, however, that the indemnifying party contests the assertion of a claim by giving such written notice to the indemnified party within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event the parties are unable to reach an agreement regarding such claim, such claim shall be submitted to non-binding mediation with a recognized dispute resolution service before a single mutually-selected mediator to be held in Vancouver, British Columbia, Canada.

6.5 Procedure for Indemnification with Respect to Third-Party Claims.

(a) If an indemnified party determines to seek indemnification under this Article 6 with respect to a claim resulting from the assertion of liability by third parties, such indemnified party shall promptly give written notice to the indemnifying party of facts upon which any such claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to such indemnified party. In case any such liability is asserted against the indemnified party, and the indemnified party notifies the indemnifying party thereof, the indemnifying party will be entitled, if such indemnifying party so elects by written notice delivered to the indemnified party within ten (10) business days after receiving the indemnified party’s notice, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. Notwithstanding the foregoing, (i) the indemnified party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such additional counsel shall be at the expense of the indemnified party unless the

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indemnified party shall reasonably determine that there is a conflict of interest between the indemnified party and the indemnifying party with respect to such claim, in which case the fees and expenses of such additional counsel will be borne by the indemnifying party, (ii) the rights of an indemnified party to be indemnified hereunder in respect of claims resulting from the assertion of liability by third parties shall not be adversely affected by the indemnified party’s failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the indemnifying party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an indemnifiable claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

(b) In the event that the indemnifying party, within ten (10) business days after receipt of the aforesaid notice of a claim, fails to assume the defense of an indemnified party against such claim, the indemnified party shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of the indemnifying party; provided, however, that indemnified party shall not settle any such claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

(c) Notwithstanding anything in this Article 6 to the contrary, the indemnified party shall have the right to participate (at the indemnified party’s expense) in such defense, compromise, or settlements, and the indemnifying party shall not, without the indemnified party’s prior written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise any such claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in form and substance satisfactory to such indemnified party in respect of such claim.

ARTICLE 7

TERMINATION

7.1 Termination by Mutual Consent. At any time prior to the Closing, this Agreement may be terminated by written consent of Buyer and Seller.

7.2 Termination by Buyer or Seller.

(a) Buyer may terminate this Agreement at any time prior to the Closing.

(b) Seller may terminate this Agreement at any time prior to the Closing.

7.3 Effect of Termination. In the event of termination as provided above, the obligations of the parties hereunder shall terminate; provided, that (a) Sections 6.1, 6.2 (to the extent specifically provided thereunder) 8.4, 8.5, 8.6 and 8.8 shall survive such termination and continue in full force and effect; and (b) nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

ARTICLE 8

MISCELLANEOUS

8.1 Notices. Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by certified or registered mail, postage prepaid, as follows:

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(a) If to Seller:

Naiel P. Kanno

5900 Muir Drive, Unit 41

Richmond, BC V6V 2Y8

(b) If to Buyer:

NT Mining Corporation

1641 Lonsdale Avenue, Unit# 106

North Vancouver, BC V7M 2J5

Attention: Carman Parente

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

8.2 Entire Agreement; Modifications; Waiver. This Agreement and the exhibits and schedules hereto and the documents referred to herein between the parties hereto constitute the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and discussions with respect thereto, by Buyer and Seller. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought. The rights and remedies available to Buyer and Seller pursuant to this Agreement and all exhibits hereunder shall be cumulative. Upon the Closing, the rights of termination set forth in Article 7 hereof and the conditions set forth in Article 5 shall be deemed to be waived and of no further force or effect.

8.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

8.4 Publicity. The terms and conditions of this Agreement shall be confidential information and shall not be disclosed to any third party, provided that the parties will mutually approve a press release announcing the Acquisition on a “terms undisclosed” basis; provided, however, the parties may disclose the terms of this Agreement to the extent necessary to obtain the required consents to enter into this Agreement and perform such parties’ obligations hereunder, so long as the disclosing party informs the third party in writing that the transaction and the identity of the parties hereto are confidential. If either party determines that it is required by law to disclose information regarding this Agreement or to file this Agreement with any governmental agency or authority, it shall, within a reasonable time before making any such disclosure or filing, consult with the other party regarding such disclosure or filing and seek confidential treatment for such portions of the disclosure or filing as may be requested by the other party.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

8.6 Expenses. Any expenses incurred prior to the consummation of the Acquisition (including, without limitation, attorneys’ fee and broker’s fees) shall be incurred for the incurring party’s own account.

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8.7 Attorneys’ Fees. In the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party’s or parties’ reasonable attorney’s fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

8.8 Assignment. This Agreement shall not be assigned in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, and any attempted assignment in violation of this Section 8.8 will be void.

8.9 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than Seller and Buyer and their respective successors and permitted assigns.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the Closing Date.

SELLER:

NAIEL P. KANNO

a British Columbia Resident

By:

Naiel Kanno, Businessman

BUYER:

NT MINING CORPORATION

a Nevada corporation

By:

Carmen Parente, President and CEO

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